Exhibit 99.1

ChineseInvestors.com, Inc.

Takes Action to Reorganize and Strengthen its Capital Structure

Voluntarily Files for Chapter 11 Reorganization

Los Angeles, CA – June 18, 2020 - ChineseInvestors.com, Inc. (OTCQB:CIIX) (“CIIX” or “the Company”), an established financial news and investment portal, and a leading industrial hemp retailer for the Chinese-speaking community, today announced that it has commenced a voluntary restructuring under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Central District of California. The Chapter 11 filing provides immediate protection to the Company, which allows the Company to reorganize its debts during this time of financial strain. The Company will continue to operate in the ordinary course of business as it pursues approval of the restructuring plan.

The Company Continues to Operate as Usual Serving its Clients

"This restructuring is a necessary and positive step forward for the business;“ says CEO Warren Wang. Wang continued, “ChineseInvestors.com, Inc. remains a strong operating company and we are making every effort to ensure that the Company is able to operate as usual throughout this process. We are privileged to serve the global Chinese community and are committed to continuing to provide up-to-date investment news, information and education to our loyal subscribers and top-notch service to our investor relations clients seeking exposure in the Chinese speaking investment community. We are extremely grateful to all of our stakeholders, subscribers, vendors, investors, and employees who have contributed to our legacy, 20 years in the making. We look forward to the continued success long into the future."

Strong Earnings and Revenue Momentum Despite Global Challenges

In the past year the global economy has been affected by geopolitical tensions between the US and China, and the recent COVID-19 pandemic. With offices in both the US and China, the Company felt the effects of both of these challenges. Although the global economy is slowly opening up in recent weeks, during most of 2020, the world’s population was quarantined to their home necessarily. Most Americans will continue to work from home through the end of 2020, or even indefinitely. As a result of the majority of the world being homebound, for many months there has been a significant increase in online investing. With this in mind, the Company’s management pivoted and seized the opportunity for more focused engagement with its audience. This change in the investment environment, coupled with Mr. Wang’s unique ability to engage the Chinese speaking investment community, has led to record subscription revenues in recent months.

Taking Action to Reorganize its Capital Structure

As part of its restructuring plan, the Company has identified more efficient ways to monetize its revenue streams by turning to YouTube and other social media outlets, allowing it to reach a large Chinese audience and generate significant revenues with little to no advertising costs. Moreover, in an effort to stabilize operating cash flow, prior to implementing this digital programming, in 2019, the Company had begun scaling down its labor force significantly for both its cryptocurrency and industrial hemp lines, which in turn led to downsizing the Company’s physical office presence, and to refocus its business and marketing plans.

Reducing the Company’s Current Debt through the Chapter 11 Process will Position the Company for Future Success

Although the Company has made a significant upturn in subscription revenues in the past few months by strategically refocusing its marketing and pursuing cost-cutting measures, after extensive evaluation and consultation with its financial and legal advisors, the Company has determined that reorganizing the Company’s debt structure is essential to its future success. Restructuring through Chapter 11 will enable the Company to reduce its debt and interest expense, while providing increased financial flexibility to support ongoing operations. Although the Company is not at present in a position to repay its outstanding debt, by converting its existing debt to equity, shareholders will be in a position to participate in the continued growth of the public Company as we reorganize, recover and prosper. Going forward, the Company is committed to seeking out more innovative and cost-efficient opportunities to reach its intended audience, grow its customer base and maximize profits.

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First Day Motions

As part of the reorganization process, the Company will file customary "First Day" motions, which should allow it to maintain operations in the ordinary course. Again, the Company intends to continue to provide the same quality news, information, education and investor relations services without interruption; to pay vendors and suppliers under customary terms for services received on or after the filing date, and to pay its employees in the usual manner and to continue their primary benefits without disruption.

About ChineseInvestors.com

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information, visit www.ChineseInvestors.com.

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Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019 and its Quarterly Reports on Form 10-Q through the third quarter ended February 29, 2020. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

ChineseInvestors.com

227 W. Valley Blvd., #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1-214-636-2548

PR@chinesefn.com

Corporate Communications:

NetworkWire (NNW)

New York, New York

www.NetworkNewsWire.com

+1-212-418-1217 Office

Editor@NetworkWire.com

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